                                                                  EXECUTION COPY
                                                                    EXHIBIT 10.1

                            ASSET PURCHASE AGREEMENT

                                      among

                        WAVO CORPORATION and EWATCH, INC.

                                  (the Sellers)

                                       and

                                     PRNNET

                                   (the Buyer)






                             Dated January 24, 2000

                                TABLE OF CONTENTS

                                                                             Page
           ARTICLE I  Definitions                                              1

           ARTICLE II Sale and Purchase of Assets .....................        5
   2.1     Sale and Purchase of Assets ................................        5
   2.2     Excluded Assets ............................................        6
   2.3     Assumption of Liabilities ..................................        6
   2.4     Closing ....................................................        8
   2.5     Purchase Price .............................................        8
   2.6     Earn Out ...................................................        8
   2.7     Nonassignable Assets .......................................        8
   2.8     Transfer Tax ...............................................        9
   2.9     Receipt of Funds ...........................................        9
   2.10    Right of Offset ............................................        9

           ARTICLE III Representations and Warranties of Seller .......        9
   3.1     Organization; Good Standing; Qualification .................       10
   3.2     Authorization and Validity of Agreement ....................       10
   3.3     No Approvals, Consents or Notices Required .................       10
   3.4     Contracts ..................................................       11
   3.5     eWatch Software and Technology; Other Proprietary Rights ...       12
   3.6     Ownership; Liens ...........................................       14
   3.7     Taxes ......................................................       14
   3.8     Legal Proceedings ..........................................       14
   3.9     Compliance With Law ........................................       14
   3.10    Title to and Condition of Properties .......................       15
   3.11    Financial Information. The Sellers .........................       15
   3.12    Liabilities ................................................       16
   3.13    Payables ...................................................       16
   3.14    Receivables ................................................       17
   3.15    Customers ..................................................       17
   3.16    Employees; Independent Contractors; Contracts ..............       17
   3.17    Brokerage Commissions ......................................       17
   3.18    Insurance ..................................................       18
   3.19    Real Property ..............................................       18
   3.20    Environmental Compliance ...................................       18
   3.21    Employee Benefit Plans .....................................       18
   3.22    Year 2000 ..................................................       19
   3.23    Web Site Software ..........................................       19
   3.24    Full Disclosure ............................................       20

          ARTICLE IV Representations and Warranties of Buyer ...........      20
   4.1    Organization; Good Standing ..................................      20
   4.2    Authorization and Validity of Agreement ......................      20
   4.3    No Approvals, Consents or Notices Required ...................      20
   4.4    Brokerage Commissions ........................................      20

          ARTICLE V Pre-Closing Covenants of Sellers ...................      21
   5.1    Conduct of Business ..........................................      21
   5.2    No Breach of Representations and Warranties ..................      21
   5.3    Access by Buyer ..............................................      21
   5.4    No Solicitation ..............................................      22
   5.5    Consents .....................................................      22
   5.6    Confidential Treatment .......................................      22
   5.7    Update of Assumed Liabilities ................................      22
   5.8    Update of Outstanding Receivable .............................      22
   5.9    Best Efforts .................................................      22

          ARTICLE VI Pre-Closing Covenants of Buyer ....................      23
   6.1    No Breach of Representations and Warranties ..................      23
   6.2    Best Efforts .................................................      23

          ARTICLE VII Conditions to Buyer's Obligations ................      23
   7.1    Representations and Warranties ...............................      23
   7.2    Covenants ....................................................      23
   7.3    Officer's Certificate ........................................      23
   7.4    Opinion of Counsel ...........................................      23
   7.5    Good Standing Certificate ....................................      24
   7.6    Institution of Proceedings; Injunction .......................      24
   7.7    Consents .....................................................      24
   7.8    Bill of Sale and Assignment ..................................      24
   7.9    Assignment of Copyrights, Patents, Marks and Domain Names ....      24
   7.10   Services Agreement ...........................................      24
   7.11   Assignment of Employment Agreements ..........................      24
   7.12   Pro Rated Receivable Payment .................................      25
   7.13   eWatch Software Documentation ................................      25
   7.14   Documentation ................................................      25
   7.15   Sellers' Obligations .........................................      25
   7.16   Due Diligence ................................................      25
   7.17   Other Deliveries .............................................      25

          ARTICLE VIII Conditions to Sellers' Obligations ..............      25
   8.1    Representations and Warranties ...............................      26
   8.2    Covenants ....................................................      26
   8.3    Officer's Certificate ........................................      26
   8.4    Purchase Price ...............................................      26

    8.5    Opinion of Counsel ..........................................      26
    8.6    Institution of Proceedings; Injunction ......................      26
    8.7    Services Agreement ..........................................      26
    8.8    Outstanding Receivable ......................................      26
    8.9    Other Deliveries ............................................      26

           ARTICLE IX Post-Closing Covenants ...........................      27
    9.1    Further Assurances ..........................................      27
    9.2    Public Announcements ........................................      27
    9.3    Noncompetition; Nonsolicitation .............................      27
    9.4    Access to Books and Records .................................      28
    9.5    Confidentiality .............................................      29
    9.6    Vesting of Options ..........................................      29

           ARTICLE X Termination .......................................      30
   10.1    Termination .................................................      30
   10.2    No Waiver ...................................................      30

           ARTICLE XI Indemnification ..................................      30
   11.1    Survival of Representations, Warranties and Covenants .......      30
   11.2    By Sellers ..................................................      31
   11.3    By Buyer ....................................................      32
   11.4    Limitation on Indemnification ...............................      32
   11.5    Exclusivity of Indemnification Remedies .....................      32

           ARTICLE XII Miscellaneous ...................................      33
   12.1    Survival of Representations and Warranties ..................      33
   12.2    Notices .....................................................      33
   12.3    Severability ................................................      34
   12.4    Interpretation, Arbitration .................................      34
   12.5    Entire Agreement ............................................      35
   12.6    Termination, Revocation, Waiver, Modification or Amendment ..      35
   12.7    Counterparts; Effective Date ................................      36
   12.8    Assignability ...............................................      36
   12.9    Binding Effect ..............................................      36
   12.10   Waiver ......................................................      36
   12.11   Additional Remedies .........................................      36
   12.12   Expenses ....................................................      36
   12.13   No Reliance by Third Parties ................................      37
   12.14   Headings ....................................................      37

                                   SCHEDULES*

Schedule 2.2         Excluded Assets

Schedule 2.3         Assumption of Liabilities

Schedule 3.1         Organization; Good Standing; Qualification

Schedule 3.3         Approval, Consents or Notices Required

Schedule 3.4(a)      Subscriber Agreements

Schedule 3.4(b)      Advertising Agreements

Schedule 3.4(c)      Reseller Agreements

Schedule 3.4(d)      Technology Licenses

Schedule 3.4(e)      Other Contracts

Schedule 3.4(g)      Assignability of Contracts included in the Assets

Schedule 3.5(a)      eWatch Software and Technology

Schedule 3.5(b)      Software language and hardware

Schedule 3.5(c)      eWatch Marks and Domain Names

Schedule 3.6         Ownership; Liens

Schedule 3.8         Legal Proceedings

Schedule 3.11        Financial Information

Schedule 3.12        Liabilities

Schedule 3.14        Receivables

Schedule 3.15        Customers

Schedule 3.16        Employees

Schedule 3.18        Insurance

Schedule 3.19        Real Property Leases

Schedule 3.20        Environmental Compliance

Schedule 3.21        Employee Benefit Plans

-----------
* In accordance with Item 601(b)(2) of Regulation S-K, these Schedules have not been included with this filing. Upon request, the Company will furnish supplementally a copy of any of the listed Schedules.

                                    EXHIBITS

A                          Form of Transition Services Agreement
B                          Form of Opinion of Sellers' Counsel
C                          Form of Opinion of Buyer's Counsel

                            ASSET PURCHASE AGREEMENT


         AGREEMENT (the "AGREEMENT"), dated January 24, 2000, among WAVO CORPORATION, an Indiana corporation ("WAVO"), EWATCH, INC., a Minnesota corporation ("eWATCH"; Wavo and eWatch are hereinafter referred to individually as a "SELLER" and collectively as the "SELLERS"), and PRNNET (formerly, Shayone), a private, unlimited company registered in Ireland (the "BUYER").

         WHEREAS, the Sellers desire to sell, and the Buyer desires to purchase, all of the assets, business and goodwill of the Sellers relating to the Sellers' eWatch Business (as hereinafter defined), upon the terms and conditions hereinafter set forth.

         NOW, THEREFORE, in consideration of the foregoing premises and of the mutual covenants and agreements herein contained, the parties hereto hereby agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

         The capitalized terms used in this Agreement shall have the meanings specified in this Article I. As used in this Agreement, all pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular, or the plural, as the context may require. The words "this Agreement," "herein," "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole, including the Exhibits and Schedules hereto, as the same may from time to time be amended or supplemented. The word "including" when used herein is not intended to be exclusive, or to limit the generality of the preceding words, and means "including, without limitation."

         "1998 FINANCIAL STATEMENTS" shall have the meaning set forth in Section 3.11.

         "1999 FINANCIAL STATEMENTS" shall have the meaning set forth in Section 3.11.

         "AAA" shall have the meaning set forth in Section 12.4.

         "ADVERTISING AGREEMENT" shall mean any Contract pursuant to which either Seller has agreed to provide advertising space on the Web Site or on e-mails distributed as part of the eWatch Business.

         "AFFILIATE" shall mean, with respect to any Person, a Person who directly or indirectly, through one or more intermediaries, has control of, is controlled by, or is under common control with, such Person. For these purposes, "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management of any Person, whether through the ownership of voting securities, by contract or otherwise.

         "ARBITRATORS" shall have the meaning set forth in Section 12.4.

         "ASSETS" shall have the meaning set forth in Section 2.1.

         "ASSUMED LIABILITIES" shall have the meaning set forth in Section 2.3.

         "BUSINESS DAY" shall mean a day other than Saturday or Sunday on which banks are open for business in New York City.

         "BUYER" shall have the meaning set forth in the Preamble to this Agreement.

         "BUYER INDEMNITEES" shall have the meaning set forth in Section 11.2.

         "CLAIMS" shall have the meaning set forth in Section 11.2.

         "CLOSING" shall have the meaning set forth in Section 2.4.

         "CLOSING DATE" shall have the meaning set forth in Section 2.4.

         "CLOSING PAYABLES" shall have the meaning set forth in Section 5.7.

         "CODE" shall mean the Internal Revenue Code of 1986, as amended.

         "CONTENT" shall mean any graphical, audio, visual, audiovisual, textual, or multimedia materials displayed or displayable on and over the Internet or distributed by e-mails.

         "CONTRACT" shall mean any contract, indenture, mortgage, deed of trust, note, instrument, lease, license, arrangement or other agreement, whether oral or written, including without limitation, all personal property leases, Subscriber Agreements, Advertising Agreements, Technology Licenses and Reseller Agreements.

         "EARN-OUT" shall have the meaning set forth in Section 2.6.

         "ENVIRONMENTAL LAW" shall mean any applicable federal, state, local or foreign law, regulation, order, decree, permit, authorization, common law or Governmental Authority requirement (whether now existing or hereafter enacted or promulgated) relating to: (A) the protection, investigation or restoration of the environment, health, safety, or natural resources; (B) the handling, use, presence, disposal, release or threatened release of any hazardous or harmful substance; or (C) noise, odor, indoor air, employee exposure, wetlands, pollution, contamination or any injury or threat of injury to person or property relating to any hazardous or harmful substance.

         "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

         "ERISA AFFILIATE" shall mean all members of a controlled group of corporations and all trades and businesses (whether or not incorporated) under common control and all other entities which, together with either Seller, are treated as a single employer under any or all of sections 414(b), (c), (m) or
(o) of the Code on either the date of this Agreement or the Closing Date or at any time during the period of five years ending on the Closing Date.

         "eWATCH BUSINESS" shall mean the Internet-based service operated by the Sellers as of the date of this Agreement, which provides monitoring, clipping and other Internet news, web publication, message board, chat room and other forum searching, reporting and linking-related services to a base of Subscribers.

         "eWATCH DOMAIN NAMES" shall mean all domain names owned by, used by or assigned to the Sellers or any of their Affiliates in connection with the eWatch Business, including the domain names set forth in Schedule 3.5(c).

         "eWATCH MARKS" shall mean all trade names, trademarks and service marks used by the Sellers in connection with the eWatch Business and all marks and logos associated therewith, including such trade names, trademarks and service marks set forth in Schedule 3.5(c).

         "eWATCH SOFTWARE" shall mean the computer programs developed or designed by employees of the Sellers, or by consultants on the Sellers' behalf, or otherwise acquired, and owned by the Sellers, used in the eWatch Business, including all object code, source code, technical manuals, user manuals and other documentation thereof, whether in machine-readable form, programming language or any other language or symbols and whether stored, encoded, recorded or written on disk, tape, film, memory device, paper or other media of any nature.

         "eWATCH TECHNOLOGY" shall mean the computer hardware, processes, inventions, trade secrets and technology, other than the eWatch Software, designed or developed by the Sellers, or by consultants on the Sellers' behalf, or otherwise acquired, and owned by the Sellers, used in the eWatch Business.

         "EXCESS PAYABLES" shall have the meaning set forth in Section 2.3.

         "EXCLUDED ASSETS" shall have the meaning set forth in Section 2.2.

         "EXCLUDED LIABILITIES" shall have the meaning set forth in Section 2.3.

         "FINANCIAL STATEMENTS" shall have the meaning set forth in Section
3.11.

         "GAAP" shall mean generally accepted accounting principles in the United States of America, as in effect from time to time, applied on a consistent basis.

         "GOVERNMENTAL AUTHORITY" shall mean any federal, state, local, foreign or other governmental or administrative body, instrumentality, department or agency or any court, tribunal, administrative hearing, arbitration panel, commission or other similar dispute resolving panel or body.

         "HAZARDOUS SUBSTANCE" shall mean any substance that is: (A) listed, classified or regulated pursuant to any Environmental Law; (B) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyl, radioactive material or radon; and (C) any other substance which is subject to regulatory action by any governmental authority in connection with any Environmental Law.

         "INDEMNIFIED PARTY" shall have the meaning set forth in Section 11.1.

         "INDEMNIFYING PARTY" shall have the meaning set forth in Section 11.1.

         "INTELLECTUAL PROPERTY RIGHTS" shall mean all industrial and intellectual property rights owned by eWatch and used or useful in the eWatch Business (other than such intellectual property rights that are Excluded Assets), including patents, patent applications, patent rights, trademarks, trademark applications, trade names, service marks, service mark applications, copyrights, copyright registrations, know-how, certificates of public convenience and necessity, franchises, licenses, trade secrets, proprietary processes, computer programs and other computer software, technology and formulae, including any and all rights of the Sellers with respect thereto as a licensee.

         "LIEN" shall mean any mortgage, charge, pledge, lien, security interest, claim, encumbrance or restriction of any kind or nature.

         "MATERIAL ADVERSE EFFECT" shall mean any event or circumstance which results in, or is reasonably likely to result in, a material adverse effect on the value of the Assets or any of the rights in the Assets herein granted to the Buyer or to the eWatch Business.

         "NON-COMPETE PERIOD" shall have the meaning set forth in Section 9.3.

         "OFFSET AMOUNT" shall have the meaning set forth in Section 2.10.

         "PERSON" shall mean any individual, partnership, corporation, limited liability company, unincorporated organization or association, trust, or other entity.

         "PLANS" shall have the meaning set forth in Section 3.21.

         "PRO RATED RECEIVABLES" shall have the meaning set forth in Section
7.12.

         "PROCEEDING" shall mean any claim, audit, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding) or prosecution.

         "PURCHASE PRICE" shall have the meaning set forth in Section 2.5.

         "RECEIVABLES" shall mean any and all accounts receivable, notes and other amounts receivable by either Seller from third parties, including, without limitation, customers and advertisers, arising in any manner from the eWatch Business, together with all unpaid financing and other charges with respect thereto.

         "RESELLER" shall mean any party to a Reseller Agreement other than the Sellers.

         "RESELLER AGREEMENT" shall mean any Contract between either Seller and a third party pursuant to which such third party has agreed to resell any or all of the services offered by the eWatch Business.

         "SELLER INDEMNITEES" shall have the meaning set forth in Section 11.3.

         "SELLERS" shall have the meaning set forth in the Preamble to this Agreement.

         "SERVICES AGREEMENT" shall mean the Transition Services Agreement in the form attached as Exhibit A hereto, between Wavo and the Buyer, pursuant to which Wavo shall furnish to the Buyer certain services following the Closing Date.

         "SUBSCRIBER" shall mean any subscriber of at least one service of the eWatch Business pursuant to a signed Contract between such subscriber and one or both of the Sellers.

         "SUBSCRIBER AGREEMENT" shall mean any Contract setting forth the terms and conditions pursuant to which a Subscriber subscribes to any or all of the services offered to Subscribers by the eWatch Business.

         "SYSTEMS" shall have the meaning set forth in Section 3.22.

         "TAX" or "TAXES" shall mean any and all taxes, charges, fees, levies or other assessments of any nature whatsoever (including, without limitation, all federal, state, local and foreign income taxes, estimated taxes, withholding taxes, excise taxes, sales taxes, use taxes, transfer taxes, gross receipts taxes, franchise taxes, employment and payroll related taxes, property taxes and import duties) together with any related penalties, interest and additions to taxes.

         "TECHNOLOGY LICENSE" shall mean any Contract pursuant to which the Sellers have acquired any right with respect to any invention, process, design, computer program, computer hardware or other form of technology for use in the eWatch Business.

         "TERM SHEET" shall mean the Term Sheet, dated November 24, 1999, between PR Newswire Association, Inc. and the Sellers.

         "TRANSACTION DOCUMENTS" shall mean this Agreement and the Services Agreement and any other agreements executed and delivered by the parties in connection with the transactions contemplated hereby and thereby.

         "WEB SITE" shall mean the multimedia, interactive computer program, or group of programs, designed to run on the World Wide Web protocol of the Internet, and currently accessible at the url: http://www.ewatch.com and all elements thereof, including without limitation, all Content displayed or displayable thereon, any and all rights therein under any copyright, patent, trademark, trade secret or other laws affecting intellectual property, any associated computer programs (including any server applications) and any proprietary information contained thereon.


                                   ARTICLE II

                           SALE AND PURCHASE OF ASSETS

         2.1 SALE AND PURCHASE OF ASSETS. At the Closing, the Sellers shall convey, sell, transfer, assign and deliver to the Buyer or its designee (provided such designee is an Affiliate of the Buyer), all of the Sellers' right, title and interest in and to the assets and properties of every kind and description, wherever located, used, useful, owned or held by the

Sellers for use in the eWatch Business, tangible and intangible, and whether or not specifically referred to herein (collectively, the "ASSETS"), including, without limitation, all of the Sellers' rights under all Subscriber Agreements, Technology Licenses, Advertising Agreements and other Contracts relating to the eWatch Business; all of the Sellers' right, title and interest in and to the Content relating to the eWatch Business; all of the Sellers' rights with respect to any eWatch Technology and eWatch Software, the eWatch Marks and eWatch Domain Names and any variations or derivations thereof, in perpetuity, including all logos, trademarks and other materials containing such names and all goodwill of the eWatch Business as a going concern; all other Intellectual Property Rights; the Web Site; all vendor and customer lists relating to the eWatch Business (which shall be electronically transferred or delivered in hard copy at the Closing); works in progress and computerized information with respect to the eWatch Business; and any certifications, licenses, permits, authorizations and approvals issued by any domestic or foreign Governmental Authority in connection with the eWatch Business; all of the Sellers' claims and causes of action against others arising out of or relating to the eWatch Business; all of the Sellers' rights, privileges and franchises relating to or arising out of the eWatch Business; and originals or copies of all of the Sellers' books, records, forms, promotional materials and documents relating to the eWatch Business or the Assets in whatever format.

         2.2 EXCLUDED ASSETS. Notwithstanding anything to the contrary contained herein, the Sellers shall retain all of their right, title and interest in and to the cash and cash equivalents pertaining to the eWatch Business, all assets of Wavo unrelated to the eWatch Business and all assets of Wavo used both in the eWatch Business and other Wavo business set forth in Schedule 2.2 (collectively, the "EXCLUDED ASSETS").

         2.3 ASSUMPTION OF LIABILITIES. Subject to the terms and conditions set forth herein (provided, however, that upon the consummation of the transactions herein contemplated, the terms and conditions set forth herein shall be deemed to have been met), at the Closing, the Buyer or its designee shall assume (i) up to $75,000 of the Sellers' current trade payables and accrued expenses (including payroll expenses) as of the Closing Date pertaining to the eWatch Business and incurred in the ordinary course of business all as set forth on
Schedule 2.3, and (ii) all monetary and non-monetary obligations of the Sellers required to be performed after the Closing Date under the Subscriber Agreements, as well as the Advertising Agreements, Reseller Agreements and Technology Licenses set forth in Schedule 3.4(a), 3.4(b), 3.4(c), 3.4(d) and other Contracts including those set forth in Schedule 3.4(e) (collectively, the "ASSUMED LIABILITIES"). The Sellers acknowledge that they shall remain liable for all other monetary and non-monetary obligations under any Contract not specifically included in the Assumed Liabilities; provided that if any Contract has been inadvertently excluded from the aforementioned Schedules, the Buyer shall be entitled to the benefits of such Contract so long as it agrees to accept the monetary and non-monetary obligations of the Sellers under such Contract required to be performed after the date from which the Buyer begins to receive the benefits thereof. Except for the Assumed Liabilities, the Buyer shall not incur or assume any of the Sellers' liabilities or obligations of any kind or nature whatsoever, whether known or unknown, liquidated or contingent, with respect to the Assets, the eWatch Business or otherwise. Without limiting the generality of the foregoing, Buyer shall not assume the following liabilities (the "EXCLUDED LIABILITIES"):

         (a) any of the Sellers' current trade payables and accrued expenses (including payroll expenses) pertaining to the eWatch Business in excess of $75,000 as of the Closing Date and not set forth on Schedule 2.3 (the "EXCESS PAYABLES");

         (b) any liability or obligation, direct, indirect or contingent, of either Seller to the extent the same was required to be (without giving effect to any applicable grace period) paid, performed or discharged prior to the Closing including, without limitation, any liability for breach of any Contract prior to the Closing and any outstanding financial obligations or commitments made by or to employees of either Seller who become employees of the Buyer, except for liabilities specifically assumed under Section 2.3 hereof;

         (c) any liability or obligation, direct, indirect or contingent, of either Seller to the other Seller or either Seller to any Affiliate of such Seller, including, without limitation, the intercompany payable listed on the Financial Statements;

         (d) any liability or obligation, direct, indirect or contingent, of either Seller arising out of or in connection with any Claim or Proceeding (regardless of whether made or instituted prior to or subsequent to the Closing
Date) to the extent arising out of or in connection with any transaction or event which occurred prior to the Closing (including, without limitation, in respect of any audit by any Person relating to royalties or other amounts payable pursuant to a Subscription Agreement, Technology License, Advertising Agreement or other Contract, to the extent that such audit relates to royalties or other amounts accrued prior to the Closing Date);

         (e) any liability or obligation, direct, indirect or contingent, arising under or with respect to any employment agreements and employee benefit and pension plans, including any liability arising under or with respect to any option plan or options granted to any employee of either Seller or any employee benefit plan within the meaning of Section 3(3) of ERISA at any time sponsored by, maintained by or contributed to by either Seller or any Affiliate of such Seller or with respect to which either Seller or any Affiliate of such Seller at any time had any obligation to make any contributions;

         (f) any liability or obligation, direct, indirect or contingent, of the Sellers for Taxes;

         (g) any liability or obligation, direct, indirect or contingent, of either Seller arising out of or in connection with non-compliance with any law, regulation or order applicable to the eWatch Business, the Assets or the Excluded Assets (including, without limitation, those relating to occupational safety and health, privacy, protection of minors, foreign and corrupt practices, antitrust, hiring, wages, hours, employee benefit plans and programs, collective bargaining, exchange control, environmental conditions, or the payment of withholding, social security and other Taxes) prior to the Closing; or

         (h) any liability or obligation, direct, indirect or contingent, arising out of or relating to any Excluded Asset.

         2.4 CLOSING. The closing (the "CLOSING") of the transactions contemplated in this Article II shall take place at 10:00 a.m. on the later of January 24, 2000 or the third Business Day after the fulfillment or waiver of the last of the conditions specified in Article VII or VIII hereof, at the offices of Rosenman & Colin LLP, 575 Madison Avenue, New York, New York 10022. The date on which the Closing shall take place is herein referred to as the "CLOSING DATE". The Closing may be held at such other date, time and place as may be agreed upon in writing by the parties.

         2.5 PURCHASE PRICE. In consideration of the Sellers' representations, warranties and agreements hereunder and Sellers' sale of the Assets, at the Closing, Buyer, or its designee, shall pay to Wavo by wire transfer to an account designated by Wavo the sum of Three Million Two Hundred Fifty Thousand Dollars ($3,250,000) (the "PURCHASE PRICE").

         2.6 EARN OUT. On or prior to April 30, 2001, the Buyer shall pay to Wavo an amount equal to ten percent (10%) of the sales (including renewals of subscriptions) from the eWatch Business as currently conducted by the Sellers on the date hereof during the first 12 months following the Closing Date, less $50,000 (the "EARN OUT"). The Buyer's obligation to pay the Earn Out shall be without regard to the division, subsidiary or Affiliate of the Buyer within which such sales were recorded. If the Buyer sells, transfers, assigns or otherwise disposes of all or part of the eWatch Business to another Person during the Earn Out period, the Buyer shall make adequate provision to ensure that the obligation to pay the Earn Out to Wavo survives such transaction and is expressly assumed by such Person. The Buyer shall deliver to the Sellers a schedule of sales, by month and customer, within 60 days after each of July 31, 2000 and January 24, 2001. Subject to Section 2.10, the Buyer shall pay the Earn Out to Wavo by wire transfer to an account designated by Wavo. Unless the parties mutually agree in advance, any disputes arising in connection with the calculation or payment of the Earn Out shall be resolved by arbitration as provided in Section 12.4.

         2.7 NONASSIGNABLE ASSETS. Subject to Section 7.7 hereof, to the extent that the assignment or attempted assignment of any Asset hereunder would be invalid or would constitute a breach of any Contract or other commitment to which either Seller is a party or by which it or any of the Assets may be bound, or if any consent of a licensor would be required in connection with the assignment of any such Contract or commitment, this Agreement shall not constitute an assignment of such Asset; provided, however, that any such Asset shall be held and/or received by the Sellers for the benefit of the Buyer, its successors and assigns. The Sellers will use their reasonable efforts to obtain all consents required for the assignment of any Asset to the Buyer. Until such consent is obtained, the Sellers will cooperate at Sellers' expense with the Buyer, its successors and assigns in any reasonable arrangement designed to provide for the Buyer, its successors and assigns the benefit of such Asset, including enforcement for the benefit of the Buyer, its successors and assigns, of any and all rights of the Sellers arising out of the breach or cancellation of any Contract or other commitment constituting such Asset; provided, however, that Sellers shall not be required to pay any of Buyer's expenses in connection with any enforcement action brought by the Buyer with respect to such Asset.

         2.8 TRANSFER TAX. The Sellers shall be responsible for the payment of any and all sales, use, recordation, gains, transfer or similar Taxes or fees imposed by any taxing authority with regard to the sale of the Assets hereunder, and shall deliver copies of any Tax returns or other documentation filed with respect thereto to the Buyer promptly after filing.

         2.9 RECEIPT OF FUNDS. From and after the Closing, if either Seller receives any amounts arising out of or on account of the conduct of the eWatch Business or the Assets, but not such amounts arising out of or on account of the exploitation of the Excluded Assets, such Seller shall promptly pay such amounts to the Buyer.

         2.10 RIGHT OF OFFSET. Sellers agree that, notwithstanding anything to the contrary contained in this Agreement, and in addition to any other remedy which is available to the Buyer hereunder, if, at the time of any payment or payments payable by the Buyer to either Seller under the provisions of this Agreement, there is any amount due and payable or claimed to be due and payable (the "OFFSET AMOUNT") to the Buyer arising out of or relating, directly or indirectly, to this Agreement, and the transactions contemplated hereby, including the indemnification provisions set forth in Section 11 hereof, the amount otherwise payable to the Sellers under this Agreement shall be delivered to The Chase Manhattan Bank (the "ESCROW AGENT") by the Buyer to be held in escrow and deposited into an interest bearing account (the "ESCROW ACCOUNT"). In such event, the Buyer shall deliver to the Sellers a written notice stating the amount deposited into the Escrow Account and the Buyer's reason(s) for delivering same to the Escrow Agent. It is understood and agreed to by the parties that the Escrow Agent shall not release the monies deposited into the Escrow Account to either party until such time as the Escrow Agent receives either (i) a letter executed by each of the parties authorizing the release of the monies in the Escrow Account to the party or parties specified therein or
(ii) a decision by the Arbitrators (as defined in Section 12.4), which determines to which party or parties and in what amount to release the monies from the Escrow Account. The parties agree that disputes arising in connection with such monies delivered to the Escrow Agent shall be resolved by arbitration as provided in Section 12.4.



                                  ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF SELLER

         The Sellers hereby jointly and severally represent and warrant to the Buyer as follows:

         3.1 ORGANIZATION; GOOD STANDING; QUALIFICATION. Wavo is a corporation duly organized, validly existing and in good standing under the laws of the State of Indiana. eWatch is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota. The Sellers have the power and authority to own and operate the Assets and to carry on the eWatch Business as now being conducted. The Sellers use no trademarks, trade names or service marks in connection with the eWatch Business, other than the eWatch Marks set forth on Schedule 3.5(c). Each Seller is duly qualified or licensed to do business as a foreign corporation and is in good standing in the jurisdictions set forth on Schedule 3.1, which jurisdictions constitute all jurisdictions in which it is required to be so qualified or licensed, except where the failure to be so qualified or licensed has not had and will not have a Material Adverse Effect.

         3.2 AUTHORIZATION AND VALIDITY OF AGREEMENT. Each Seller has the corporate power and authority and has taken all necessary corporate actions to execute and deliver this Agreement and the other Transaction Documents to which it is a party, to consummate the transactions contemplated hereby and thereby and to take all other actions required to be taken by it pursuant to the provisions hereof and thereof. This Agreement has been duly executed and delivered by each Seller. This Agreement is, and the other Transaction Documents when executed and delivered will be, legal, valid and binding upon and enforceable against each Seller party thereto, in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, moratorium, insolvency, fraudulent conveyance, reorganization, or other similar laws affecting the enforcement of creditors' rights generally. Neither the execution, delivery or performance of this Agreement or the other Transaction Documents, nor the consummation of the transactions contemplated hereby or thereby will (a) violate (with or without the giving of notice or the lapse of time or both) any law, rule, regulation, court order, writ, judgment, injunction or decree applicable to either Seller, except where the violation of such law, rule, regulation, court order, writ, judgment, injunction or decree applicable to either Seller will not have a Material Adverse Effect, (b) violate or breach the Certificate of Incorporation, Bylaws or other governing instruments of either Seller or (c) violate or breach, or constitute a default under or constitute grounds for termination of, or result in the acceleration of the performance of the obligations of either Seller under any Contract relating to the eWatch Business to which such Seller is a party or by which such Seller or any of its respective assets (including the Assets) are bound or affected, except where such violation or breach would not have a Material Adverse Effect.

         3.3 NO APPROVALS, CONSENTS OR NOTICES REQUIRED. Except as set forth on
Schedule 3.3, no authorization, approval, order, license, permit, franchise or consent of, and no registration, declaration, notice or filing by or with, any third Person or any domestic or foreign Governmental Authority is required in connection with the execution, delivery and performance of this Agreement or the other Transaction Documents by the Sellers, or the consummation by the Sellers of the transactions contemplated hereby or thereby, including the assignment and transfer of the Contracts included in the Assets to the Buyer or its designee.

         3.4 CONTRACTS.

         (a) Schedule 3.4(a) is a complete and correct list of all Subscriber Agreements to which either Seller is a party, including the name of the Subscriber, the services contracted for by the Subscriber, the fee paid and payable by the Subscriber, and the expiration date of each such Subscriber Agreement.

         (b) Schedule 3.4(b) is a complete and correct list of all Advertising Agreements to which either Seller is a party, including the name of each advertiser, a summary of the rates charged under each such Agreement, the term of each advertising commitment and the number of guaranteed impressions thereunder.

         (c) Schedule 3.4(c) is a complete and correct list of all Reseller Agreements, including the name of each Reseller, and the expiration date of each Reseller Agreement.

         (d) Schedule 3.4(d) is a complete and correct list of all Technology Licenses, and the expiration date of each Technology License.

         (e) Schedule 3.4(e) is a complete and correct list of all other Contracts involving amounts greater than $5,000 or which are equipment leases (which are not Subscriber Agreements, Advertising Agreements, Reseller Agreements or Technology Licenses) included in or relating to any of the Assets to which either Seller is a party.

         (f) Each Subscriber Agreement, Advertising Agreement, Reseller Agreement, Technology License and other Contract included in the Assets is a legal, valid and binding obligation of the Seller party or parties thereto and each of the other parties signatory thereto, enforceable in accordance with its terms, and is in full force and effect, and there are no defaults (or events which, with notice or lapse of time or both, would constitute a default) by the Seller party or parties thereto or, to the Sellers' knowledge, by any other Person party to any such Subscriber Agreement, Technology License, Advertising Agreement, Reseller Agreement or other Contract included in the Assets. The Sellers have made available to the Buyer or its advisers true and complete copies of the Subscriber Agreements, Technology Licenses, Advertising Agreements, Reseller Agreements and other Contracts set forth on Schedules 3.4(a), 3.4(b), 3.4(c), 3.4(d) and 3.4(e) for review.

         (g) Except as otherwise set forth on Schedule 3.4(g), all of the Subscriber Agreements, Technology Licenses, Advertising Agreements, Reseller Agreements and other Contracts included in the Assets are freely assignable, in whole or in part by the Seller party or parties thereto without the consent of any other Person. No Subscriber Agreement, Technology License, Advertising Agreement, Reseller Agreement or other Contract included in the Assets contains a provision permitting it to be terminated upon a change of control or ownership of the eWatch Business or a sale of the Assets or if a specific individual ceases to be employed by or otherwise associated with the eWatch Business. Except as set forth herein or in the Schedules hereto, no waiver of any right of first refusal or consent of any third party is required for the consummation of the transactions contemplated hereby by the Sellers, including, without limitation, for the transfer of the Assets to the Buyer.

         (h) There are no pending royalty claims, requests for audits, or pending audits and disputes or, to the best knowledge of the Sellers, threats thereof against either Seller, in connection with any Contract included in the Assets.

         3.5 eWATCH SOFTWARE AND TECHNOLOGY; OTHER PROPRIETARY RIGHTS.


         (a) Schedule 3.5(a) is a complete and correct list and brief description of all eWatch Software and eWatch Technology. The Sellers (i) own all right, title and interest in each item of eWatch Software and eWatch Technology and have the full right to use all of the eWatch Software and eWatch Technology as used or required to conduct the eWatch Business as currently conducted and (ii) have not granted to any other Person any interest in or right to exploit any such eWatch Software or eWatch Technology, as licensee or otherwise. Except as set forth on Schedule 3.5(a), (i) the Sellers own free from contractual restrictions and any other restrictions all of the eWatch Software and eWatch Technology, (ii) none of such eWatch Software or eWatch Technology infringes upon or violates the rights of any Person, including any rights under the laws of copyright, United States patent, trademark and trade secret, and no claim alleging any such infringement or violation has been made to the Sellers,
(iii) there are no sums owing or to become due to any Person in respect of the Sellers' ownership, use or exploitation of such eWatch Software or eWatch Technology, (iv) neither Seller is aware or has reason to be aware of any infringement by any other Person of any eWatch Software or eWatch Technology, (v) no rights of any third party not previously obtained are necessary to market, license, sell, modify, update, and/or create derivative works for any eWatch Software and (vi) the eWatch Software and eWatch Technology are fully transferable to the Buyer in the manner contemplated in this Agreement (in, object code, and if applicable, source code forms, including all related documentation, to the extent that such documentation has been created). Schedule 3.5(a) identifies the owner of each item listed thereon and all registrations and applications for registration filed with the United States Copyright Office, the United States Patent and Trademark Office or any similar foreign intellectual property rights depository with respect to the eWatch Software and eWatch Technology. Except as set forth in Schedule 3.5(a), the Sellers do not own any patents, patent applications, registered copyrights or copyright applications used or useful in or related to the eWatch Business.

         (b) With respect to eWatch Software that is used or useful in connection with the providing of services to Subscribers:

         (i) The Sellers maintain machine-readable master-reproducible copies, reasonably complete technical documentation and/or user manuals for the most current releases or versions thereof and for all earlier releases or versions thereof currently being supported by the Sellers;

         (ii) In each case, the machine-readable copy substantially conforms to the corresponding source code listing;

         (iii) Such eWatch Software is written in the language set forth on
         Schedule 3.5(b), for use on the hardware set forth on Schedule 3.5(b) with standard operating systems;

         (iv) Such eWatch Software can be maintained and modified by reasonably competent programmers familiar with such language, hardware and operating systems; and

         (v) In each case the eWatch Software operates in accordance with the user manual thereof without operating defects of any material nature.

         (c) Schedule 3.5(c) is a complete and correct list of the eWatch Marks and eWatch Domain Names. The Sellers (i) own all right, title and interest in each of the eWatch Marks and the eWatch Domain Names, (ii) have not granted to any other Person any interest in any of the eWatch Marks or eWatch Domain Names, as licensee or otherwise, and (iii) have filed all certificates, affidavits and other documents, required to be filed under the U.S. Trademark Act, and have taken all precautions necessary to retain its title to such eWatch Marks and eWatch Domain Names and to keep the same in effect. None of the eWatch Marks or eWatch Domain Names is invalid and none infringes upon or violates the rights or claimed rights of any Person, including any rights under the laws of copyright, patent, trademark and trade secret, and no claim alleging any such infringement or violation has been received by Seller. The Sellers have no reason to be aware of any potential claim alleging any such infringement or violation. The representations in this Section 3.5(c) shall not apply to any intellectual property rights which are Excluded Assets.

         (d) Schedules 3.4(d), 3.5(a), 3.5(b) and 3.5(c) set forth all of the Intellectual Property Rights used or useful in or required by the Sellers in the normal operation and conduct of the eWatch Business, other than Excluded Assets and such Intellectual Property Rights, the absence of which would not, individually or in the aggregate, have a Material Adverse Effect and such intellectual property rights that are Excluded Assets.

         (e) The Sellers own all right, title and interest in, or possess valid licenses to use for all purposes material to the operation of the eWatch Business, all the Intellectual Property Rights included in the Assets and not set forth on Schedules 3.5(a) and 3.5(c) (collectively, the "RESIDUAL INTELLECTUAL PROPERTY"). The Sellers have not granted to any other Person any interest in any Residual Intellectual Property, as licensee, sublicense or otherwise. The Residual Intellectual Property does not infringe upon the rights of any Person, including any rights under the laws of copyright, patent, trademark or trade secret, and no claim alleging any such infringement or violation has been received by either Seller. The Sellers have no reason to be aware of any potential claim alleging any such infringement or violation. The representations in this Section 3.5(e) shall not apply to any intellectual property rights that are Excluded Assets.

         (f) None of the processes, methodologies, trade secrets, research and development results and other know-how included in the Intellectual Property Rights, the value of which is contingent upon maintenance of the confidentiality thereof, has been disclosed by either Seller to any Person other than employees, contractors, customers, representatives and agents of the Sellers who are parties to customary confidentiality and non-disclosure agreements with such Seller.

         (g) The eWatch Technology, the eWatch Software, and the Residual Intellectual Property do not contain any copy protection, computer virus, malicious code, or destructive feature. The representations in this Section 3.5(g) shall not apply to any intellectual property rights that are Excluded Assets. No third party has asserted any claim, or to Sellers' knowledge has any reasonable basis to assert any valid claim, against either Seller with respect to (i) the continued employment by, or association with, such Seller of any of the present employees or consultants of such Seller that are providing services to or for the eWatch Business or (ii) the use by such Seller or any of such Persons in connection with their activities for or on behalf of the eWatch Business of any information that such Seller or any Persons would be prohibited from using under any prior agreements or arrangements or any laws applicable to unfair competition, trade secrets or proprietary information.

         3.6 OWNERSHIP; LIENS. All of the Assets are owned directly by the Sellers, free and clear of all Liens, except as set forth on Schedule 3.6 and except for those leased Assets which are leased from third parties. No Affiliate of either Seller (except Wavo or eWatch) owns or holds any right, title or interest in or to any of the Assets.

         3.7 TAXES. The Sellers have filed within the time (subject to applicable extensions, if any) and in the manner prescribed by law all federal, state, local and foreign Tax returns which are required to be filed by the Sellers. Such returns reflect accurately all liability for Taxes for the period covered thereby. All such Taxes have been paid when due (subject to applicable extensions, if any). There are no claims against the Sellers for any alleged deficiency in Tax, and there are no current or pending Tax audits or Proceedings with respect to either Seller. There are no Liens for Taxes on any Asset.

         3.8 LEGAL PROCEEDINGS. Except as set forth on Schedule 3.8, there are no Proceedings pending or, to the knowledge of the Sellers, threatened against either Seller or affecting any of the Assets. The Sellers are not subject to any judgment, order or decree of any Governmental Authority with respect to or affecting the Assets.

         3.9 COMPLIANCE WITH LAW. The Sellers have operated the eWatch Business so as to comply with all applicable domestic and foreign, federal, state and local statutes, laws, ordinances, codes, governmental rules and regulations (including, without limitation, those relating to occupational safety and health, privacy, protection of minors, foreign and corrupt practices, antitrust, hiring, wages, hours, employee benefit plans and programs, copyright, collective bargaining, exchange control, environmental conditions, or the payment of withholding, social security and other Taxes). Neither Seller is in violation of any foreign or domestic statutes, laws, ordinances, codes, governmental rules or regulations, or any judgment, order or decree (federal, state, local or foreign) to which it is subject, except where such violation would not have a Material Adverse Effect. Except as set forth in Schedule 3.3, no licenses, permits, franchises or other governmental authorizations are necessary for the ownership or operation of the Assets or the conduct of the eWatch Business as presently conducted, except where the failure to obtain such authorizations would not have a Material Adverse Effect.

         3.10 TITLE TO AND CONDITION OF PROPERTIES. The Sellers have good and merchantable title to or, in the case of leased Assets, valid and subsisting leasehold interests in, all tangible personal property included in the Assets. All tangible personal property included in the Assets (including all operating equipment, computers and peripheral equipment) is in good condition and repair, normal wear and tear excepted, and is usable for the purposes for which it is used and intended.

         3.11 FINANCIAL INFORMATION. The Sellers have furnished to the Buyer (a) true and correct copies of the unaudited balance sheet of eWatch as of December 31, 1998, and related unaudited statement of operations of eWatch for the fiscal year ended December 31, 1998 (the "1998 FINANCIAL STATEMENTS"), and (b) the unaudited pro forma balance sheet of the eWatch Business as of September 30, 1999, and related unaudited pro forma statement of operations for the eWatch Business for the nine months ended September 30, 1999 (the "1999 FINANCIAL STATEMENTS"; collectively, the "FINANCIAL STATEMENTS"). The 1998 Financial Statements in all material respects (x) are in accordance with the books and records of eWatch and were compiled in part from the eWatch-prepared, internal financial statements of eWatch prior to its acquisition by Wavo on November 10, 1998, (y) fairly present the financial condition of eWatch as at the respective dates indicated and the results of operations of eWatch for the period indicated and (z) have been prepared in accordance with GAAP (other than with respect to the preparation of notes) applied consistently with the past practices of eWatch. The 1999 Financial Statements in all material respects (x) are in accordance with the books and records of the eWatch Business, (y) fairly present the financial condition of the eWatch Business as at September 30, 1999 and the results of operations of the eWatch Business for the period indicated and (z) have been prepared in accordance with GAAP applied consistently. There has been no fact, change, event or circumstance which has caused a Material Adverse Effect since September 30, 1999. Since December 31, 1998, the Sellers have conducted the eWatch Business only in the ordinary course. Except as set forth on Schedule 3.11, since September 30, 1999, there has not been any of the following:

         (a) Any damage, destruction or loss relating to the Assets, whether or not covered by insurance, that could cause a Material Adverse Effect;

         (b) Any indebtedness for money borrowed, created, assumed, guaranteed or incurred, or other liability or any material transaction, contract or commitment entered into by either Seller affecting the Assets or the eWatch Business other than in the ordinary course of business;

         (c) Any payment, discharge or satisfaction of any material Lien or liability by either Seller or any cancellation by either Seller of any material debts or claims or any amendment, termination or waiver of any rights of either Seller having or which could have a Material Adverse Effect;

         (d) Any license, sale, transfer, pledge, mortgage or other disposition of any tangible or intangible Asset (including any Intellectual Property Rights) of either Seller, other than in the ordinary course of business;

         (e) Any termination of, or written indication of an intention to terminate or not renew, any Subscriber Agreement or any other material Contract relating to the eWatch Business;

         (f) Any material write-down or write-up of the value of any Asset;

         (g) Any lease or acquisition of any capital asset to be used by the eWatch Business other than in the ordinary course of business and in any event not in excess of $5,000 in the aggregate;

         (h) Any agreement entered into with any Affiliates, employees, officers or directors of either Seller affecting the Assets;

         (i) Any increase in the rate of compensation of, or the payment of any bonus to, any of the employees of the eWatch Business, other than periodic increases in the ordinary course of business consistent with past practice, or any employment, management, consulting, deferred compensation, severance or other similar contract or agreement entered into or amended with respect to such employees;

         (j) Any labor dispute, other than routine individual grievances, or any activity or proceeding by a labor union or representative thereof to organize any of the employees of the eWatch Business, or any lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to any of such employees;

         (k) Any transaction, contract or agreement relating to the eWatch Business (including for the acquisition or disposition of any of the Assets) or to the relinquishment by either Seller of any Contract or other right of the eWatch Business, other than non-material transactions, contracts, agreements and relinquishments entered into in the ordinary course of business consistent with past practices and those contemplated hereby; or

         (l) Any agreement, understanding, authorization or proposal, whether in writing or otherwise, for either Seller to take any of the actions specified in paragraphs (a) through (k) above.

         3.12 LIABILITIES. Except as set forth on Schedule 3.12, the Sellers do not have any liabilities, absolute, contingent or otherwise, direct or indirect, matured or unmatured, that are not reflected in the Financial Statements or disclosed with reasonable specificity in the Schedules to this Agreement and which are associated with the Assets or the eWatch Business.

         3.13 PAYABLES. All of the current trade payables and accrued expenses (including payroll expenses) of the eWatch Business listed on Schedule 2.3 (as such Schedule 2.3 is updated as of the Closing Date pursuant to Section 5.7) to be assumed by the Buyer were and will have been incurred by the Sellers for services or products provided to the eWatch Business in the ordinary course of business consistent with past practice.

         3.14 RECEIVABLES. Except as set forth on Schedule 3.14, the Receivables reflected in the Financial Statements arose from, and the Receivables existing as of the Closing Date will have arisen from, the sale of services by the Sellers in the ordinary course of the eWatch Business consistent with past practices, to Persons who or which are not Affiliates of either Seller or any of their Affiliates, and constitute or will, as of Closing Date, constitute, as the case may be, valid, undisputed and fully collectible claims of the Sellers, not subject to any claims or set-off, off-set or other defenses or counterclaims, except to the extent that an appropriate bad debt reserve therefor is included in the Financial Statements.

         3.15 CUSTOMERS. Except for the Subscribers listed on Schedule 3.4(a),
Schedule 3.15 is a complete and correct list of all current Subscribers and material suppliers and vendors of the eWatch Business. Except as disclosed on
Schedule 3.11, the Sellers have not received any oral or written threat to cancel or terminate any business relationship with any Subscriber, supplier, significant vendor, licensor or Reseller of the eWatch Business.

         3.16 EMPLOYEES; INDEPENDENT CONTRACTORS; CONTRACTS.

         (a) Schedule 3.16 sets forth a true and complete list of the names, titles, annual salaries and other compensation of all employees of the Sellers that provide services to or for the eWatch Business, and the percentage of such employees' time spent on providing services to the eWatch Business. To the knowledge of the Sellers (excluding the knowledge of Mr. Alexander and Mr. Lukaszewski), no key employee of the Sellers that provides services to or for the eWatch Business has indicated to either Seller (orally or in writing) that he or she intends to resign or retire as a result of the transactions contemplated by this Agreement.

         (b) All of the current and past employees of the Sellers who are or were involved in the creation of Intellectual Property Rights are or were employed pursuant to "work-for-hire" agreements which also contain or contained appropriate assignments to the applicable Seller of such employees' work product, including invention assignment agreements, where appropriate. The Sellers have executed appropriate contracts with all independent contractors of the Sellers involved in the creation of Intellectual Property Rights containing assignments to the Sellers of all rights of such independent contractors in their work product.

         3.17 BROKERAGE COMMISSIONS. Neither Seller has incurred any liability for finder's, brokerage, agent's or advisory fees or commissions in connection with this Agreement, the Services Agreement or the transactions hereby or thereby contemplated.

         3.18 INSURANCE. Schedule 3.18 sets forth a true and complete list of all liability, property and other insurance policies currently in effect that insure the eWatch Business, the Assets or any of the employees of the Sellers that provide services to or for the eWatch Business, listing for each such policy the identity of the insurance carrier, the policy period, the limits and retentions and any special exclusions. Each such policy is valid and binding and in full force and effect, all premiums thereunder have been paid and neither Seller has received notice of cancellation or termination thereof or is in default thereunder.

         3.19 REAL PROPERTY. Schedule 3.19 sets forth a true and correct and complete list of all leases of real property that is used in the operation of the eWatch Business, including the term and annual rent payable thereunder. Each such lease is a legal, valid and binding obligation of the Seller party or parties thereto and each of the other parties signatory thereto, enforceable in accordance with its terms, and is in full force and effect, and there are no defaults (or events which, with notice or lapse of time or both, would constitute a default) by the Seller party or parties thereto or, to the Sellers' knowledge, by any other Person party to any such lease. The Sellers have made available to the Buyer or its advisers true and complete copies of such leases. Except as otherwise set forth on Schedule 3.3, all of such leases are freely assignable by the Seller party or parties thereto without the consent of any other Person. The representations in this Section 3.19 shall not apply to any leases of real property which are Excluded Assets.

         3.20 ENVIRONMENTAL COMPLIANCE. Except as disclosed on Schedule 3.20,
(a) the eWatch Business is being conducted in compliance with all applicable Environmental Laws or Governmental Authority requirements in effect as of the date hereof and will be so maintained to the Closing, and neither Seller is aware of the existence of any applicable condition or event that would constitute a violation of or give rise to any violation under any Environmental Law or governmental agency requirement that may cause a Material Adverse Effect on the Business; (b) neither Seller has received any written claim or written notice, or to the Sellers' knowledge, oral notice, from any governmental agency or any other person stating that: (i) any aspect of the operation of the eWatch Business or the Assets is in violation of any Environmental Law or permit; or
(ii) either Seller in connection with the operation of the eWatch Business or the Assets is subject to or liable for any investigation, cleanup, treatment, personal injury or property damage relating to any substance released or disposed at any location (including, without limitation, any liability for off-site disposal or contamination); (c) no Hazardous Substances that could be expected to result in liability has been discharged, disposed of, dumped, deposited, spilled, leaked, emitted or released at, on or under the real property used in the operation of the Business; and (d) there are no circumstances involving either Seller that could result in any claims, liability, costs or losses pursuant to any Environmental Law or governmental agency requirement relating to the eWatch Business or the Assets or any restrictions on the ownership, use or transfer of the Assets.

         3.21 EMPLOYEE BENEFIT PLANS.

         (a) The name of each plan, program, arrangement, agreement or commitment sponsored or maintained by or on behalf of eWatch or any ERISA Affiliate or to which eWatch or any ERISA Affiliate makes or is obligated to make contributions or to which eWatch or any ERISA Affiliate made or was obligated to make contributions during the five-year period ending on the date hereof, which is a pension, profit sharing, savings, thrift or other retirement plan, deferred compensation, stock purchase, stock option, performance share, bonus or other incentive plan, severance pay plan, policy or procedure, life, health, disability or accident insurance plan, including, without limitation, each "employee benefit plan" as defined in section 3(3) of ERISA, or vacation or other employee benefit plan, program, arrangement, agreement or commitment, whether or not written (collectively, the "PLANS") is set forth on Schedule 3.21 hereto.

         (b) The Sellers have complied in all material respects with the provisions of each Plan and the applicable provisions of the Code and ERISA, have administered each such Plan in material compliance with the provisions of each such Plan and the applicable requirements of the Code and ERISA, have timely made all required contributions thereto and have not directly or indirectly withdrawn or borrowed against any amounts in any such Plan.

         (c) No Plan is an "employee pension benefit plan" within the meaning of section 3(2) of ERISA which is subject to Subtitle B of Title IV of ERISA.

         (d) No Plan is a "multiemployer plan" within the meaning of section 3(37) of ERISA or section 4001(a)(3) of the Code.

         (e) Neither Seller is subject to any obligation to pay retiree medical or other retiree welfare or similar benefits.

         3.22 YEAR 2000. All of the software, data and data bases included in the Assets (collectively, the "SYSTEMS") comply with the following standards:
(i) the occurrence in or use by the Systems of dates before, on or after January 1, 2000 will not adversely affect the performance of the Systems with respect to date-dependent data, computations, output or other functions, including, without limitation, calculating, comparing and sequencing; (ii) the Systems will not abnormally end or provide invalid or incorrect results as a result of date-dependent data; and (iii) the Systems can accurately process and manipulate date-dependent data, including, without limitation, single century formulas and leap years. The representations set forth in this Section 3.22 shall not apply to output, results, errors or abnormal terminations caused by (a) any modifications to the Systems made after the Closing other than such modifications made by or on behalf of the Sellers or (b) any data provided to the Systems which does not specify the century or is incorrect, other than any such data provided by or on behalf of the Sellers, or data or Content provided to the Systems by third parties.

         3.23 WEB SITE SOFTWARE. The items set forth on Schedule 3.5(a) constitute all of the computer programs necessary to operate the Web Site.

         3.24 FULL DISCLOSURE. Neither this Agreement nor any written information furnished by or on behalf of the Sellers to the Buyer in connection with the negotiation of this Agreement and the transactions contemplated hereby, contains any untrue statement of a material fact or omits to state a material fact required to be stated herein or therein necessary to make the statements contained herein or therein not misleading in light of the circumstances under which they were made.

                                   ARTICLE IV

                     REPRESENTATIONS AND WARRANTIES OF BUYER

The Buyer hereby represents and warrants to the Sellers as follows:

         4.1 ORGANIZATION; GOOD STANDING. The Buyer is a private, unlimited company duly organized and validly existing under the laws of Ireland. The Buyer has full corporate power to own or lease and operate its properties and to carry on its business and activities as now being conducted.

         4.2 AUTHORIZATION AND VALIDITY OF AGREEMENT. The Buyer has the power and authority and has taken all necessary actions to execute and deliver this Agreement and the other Transaction Documents, to consummate the transactions contemplated hereby and to take all other actions required to be taken by it pursuant to the provisions hereof. This Agreement is, and the other Transaction Documents when executed and delivered will be, valid and binding upon and enforceable against the Buyer in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, moratorium, insolvency, fraudulent conveyance, reorganization, or other similar laws affecting the enforcement of creditors' rights generally. Neither the execution, delivery or performance of this Agreement or the other Transaction Documents, nor the consummation of the transactions contemplated hereby will (a) violate (with or without the giving of notice or the lapse of time or both) any law, rule, regulation, court order, writ, judgment, injunction or decree applicable to the Buyer, (b) violate or breach the constitutional documents of the Buyer, or (c) violate or breach, or constitute a default under or grounds for termination of, any obligation of the Buyer.

         4.3 NO APPROVALS, CONSENTS OR NOTICES REQUIRED. No authorization, approval, order, license, permit, franchise or consent of, and no registration, declaration, notice or filing by or with any third Person or any domestic or foreign Governmental Authority, is required in connection with the execution, delivery and performance of this Agreement or the other Transaction Documents by the Buyer, or the consummation by the Buyer of the transactions contemplated hereby or thereby.

         4.4 BROKERAGE COMMISSIONS. The Buyer has not incurred any liability for finder's, brokerage, agent's or advisory fees or commissions in connection with this Agreement or the Services Agreement or the transactions hereby or thereby contemplated.

                                   ARTICLE V

                        PRE-CLOSING COVENANTS OF SELLERS

         From and after the date hereof to the Closing Date:

         5.1 CONDUCT OF BUSINESS. The Sellers shall conduct the eWatch Business in the ordinary course of business and shall not take any action, or omit to take any action which could diminish the value of the eWatch Business or the Assets. Specifically, without limiting the foregoing, the Sellers shall not, without the Buyer's consent, except in the ordinary course of business:

         (a) Sell, transfer or assign any of the Assets or any rights therein;

         (b) Take any action that could delay the consummation or delivery of any Subscriber Agreement or other Contract prior to the Closing;

         (c) Fail to pay any liabilities of the eWatch Business when they are due in the ordinary course of business, consistent with past practice;

         (d) Place or permit any Person to place any Liens on the Assets;

         (e) Commit any breach of any Subscriber Agreement, Technology License, Advertising Agreement, Reseller Agreement or other Contract; or

         (f) Amend or waive any defaults under any Subscriber Agreement, Technology License, Advertising Agreement, Reseller Agreement or other Contract.

         5.2 NO BREACH OF REPRESENTATIONS AND WARRANTIES. The Sellers will not take any action which would cause or constitute a material breach, or would, if it had been taken prior to the date hereof, have caused or constituted a material breach, of any of the representations and warranties set forth in
Article III hereof. The Sellers will, in the event of, or promptly after the occurrence of, or promptly after obtaining knowledge of the occurrence of or the impending or threatened occurrence of, any fact or event which would cause or constitute a material breach of any of the representations and warranties set forth in Article III hereof as of the Closing Date, give reasonably detailed notice thereof to the Buyer; and the Sellers will use their best efforts to prevent, or promptly remedy, such breach.

         5.3 ACCESS BY BUYER. The directors, officers, employees and representatives of the Buyer will be permitted, at the Buyer's cost, access, on reasonable prior notice, during usual business hours, and as often as may be reasonably requested, to, and will be permitted to make copies of and extracts from, the Subscriber Agreements, Technology Licenses, Advertising Agreements, Reseller Agreements and other Contracts of the Sellers, the Sellers' books and records to the extent such books and records relate to the eWatch Business and such other information relating to the Assets and the eWatch Business as the Buyer shall request.

         5.4 NO SOLICITATION. The Sellers will not, directly or indirectly, (i) solicit, initiate, encourage or entertain the submission of inquiries, proposals or offers or accept any such proposals or offers from any Person relating to, or otherwise negotiate or cooperate with any Person or entity in respect of, any acquisition or purchase of all or any portion of the eWatch Business or any of the Assets, or (ii) participate in any discussion or negotiation regarding, or furnish to any other Person any financial or other information with respect to, any of the foregoing.

         5.5 CONSENTS. The Sellers will use their best efforts to obtain all those third party consents and approvals of Governmental Authorities and other third parties set forth on Schedule 3.3.

         5.6 CONFIDENTIAL TREATMENT. In obtaining the consents and approvals set forth on Schedule 3.3, Seller will use its best efforts to obtain agreements from such entities from which such consents are required not to disclose the transaction that is the subject of this Agreement or any other confidential information of the Buyer, which agreements shall provide that the Buyer shall be a third party beneficiary thereof, and, upon the Buyer's request and at the Buyer's expense, provide for Buyer's ability to enforce such agreements.

         5.7 UPDATE OF ASSUMED LIABILITIES. Immediately prior to the Closing, the Sellers shall deliver an updated Schedule 2.3 listing current trade payables and accrued expenses (including payroll expenses) of the eWatch Business incurred in the ordinary course of business as of a date not more than one Business Day immediately prior to the Closing (the "CLOSING PAYABLES").

         5.8 UPDATE OF OUTSTANDING RECEIVABLE. Immediately prior to the Closing, the Sellers shall deliver an up-to-date accounts receivable record of eWatch relating to the amount outstanding of the Buyer to eWatch as of a date not more than one Business Day immediately prior to the Closing.

         5.9 BEST EFFORTS. The Sellers will use their best efforts to effectuate the transactions hereby contemplated and to fulfill the conditions to Buyer's obligations under Article VII of this Agreement.

                                   ARTICLE VI

                         PRE-CLOSING COVENANTS OF BUYER

         6.1 NO BREACH OF REPRESENTATIONS AND WARRANTIES. The Buyer will not take any action which would cause or constitute a material breach, or would, if it had been taken prior to the date hereof, have caused or constituted a material breach, of any of the representations and warranties set forth in
Article IV hereof. The Buyer will, in the event of, or promptly after the occurrence of, or promptly after obtaining knowledge of the occurrence or the impending or threatened occurrence of, any fact or event which would cause or constitute a material breach of any of the representations and warranties set forth in Article IV hereof as of the Closing Date, give reasonably detailed notice thereof to the Sellers; and the Buyer will use its best efforts to prevent, or promptly to remedy, such breach.

         6.2 BEST EFFORTS. The Buyer will use its best efforts to effectuate the transactions hereby contemplated and to fulfill the conditions to the Sellers' obligations under Article VIII of this Agreement.

                                  ARTICLE VII

                        CONDITIONS TO BUYER'S OBLIGATIONS

         All obligations of the Buyer under this Agreement are subject to fulfillment at the Closing of each of the following conditions, any or all of which may be waived in whole or in part, at or prior to the Closing Date, by the Buyer in its sole discretion:

         7.1 REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Sellers contained in Article III hereof shall be true in all material respects (i) as of the date of this Agreement, and (ii) at and as of the Closing Date as though such representations and warranties were made at and as of such time.

         7.2 COVENANTS. The Sellers shall have performed and complied in all material respects with all covenants, agreements and conditions on their part required by this Agreement to be performed or complied with prior to or at the Closing Date.

         7.3 OFFICER'S CERTIFICATE. The Buyer shall have received a certificate of an officer of the Sellers, dated the Closing Date, certifying to the fulfillment of the conditions specified in Sections 7.1 and 7.2 hereof.

         7.4 OPINION OF COUNSEL. The Buyer shall have received an opinion of counsel for the Sellers, dated the Closing Date, in the form annexed hereto as Exhibit B.

         7.5 GOOD STANDING CERTIFICATE. The Buyer shall have received a Good Standing Certificate for each Seller dated within ten (10) days of the Closing Date, issued by the Secretary of State of the state of incorporation of such Seller.

         7.6 INSTITUTION OF PROCEEDINGS; INJUNCTION. There shall not have been instituted by any Person (including any Governmental Authority) any Proceeding to restrain or invalidate the transactions contemplated by this Agreement, and there shall not be in effect any injunction or restraining order issued by a court of competent jurisdiction in a Proceeding against the consummation of the transactions contemplated by this Agreement.

         7.7 CONSENTS. The Sellers shall have delivered to the Buyer all consents of third Persons and governmental approvals set forth on Schedule 3.3.

         7.8 BILL OF SALE AND ASSIGNMENT. The Buyer shall have received from the Sellers a Bill of Sale transferring title to the Assets, in form and substance satisfactory to the Buyer.

         7.9 ASSIGNMENT OF COPYRIGHTS, PATENTS, MARKS AND DOMAIN NAMES. The Buyer shall have received from the Sellers the following:

         (a) An assignment of trademark, in a form suitable for recordation in the United States Patent and Trademark Office, for each registered trademark and service mark included in the Assets, in form and substance satisfactory to the Buyer.

         (b) An executed Registrant Name Change Agreement - Transfers, in a form suitable for recordation with Network Solutions, Inc. for each domain name included in the Assets, in form and substance satisfactory to the Buyer.

         7.10 SERVICES AGREEMENT. The Buyer shall have received the Services Agreement, duly executed by Wavo.

         7.11 ASSIGNMENT OF EMPLOYMENT AGREEMENTS. The Sellers shall have delivered an assignment and assumption agreement covering (a) the Employment Agreement dated as of November 10, 1998 among the Sellers and James M. Alexander and (b) the Employment Agreement dated as of November 10, 1998 among the Sellers and Charles T. Lukaszewski.

         7.12 PRO RATED RECEIVABLE PAYMENT. The Sellers shall have paid to the Buyer an amount equal to the Pro Rated Receivables as of the Closing Date and shall have provided to the Buyer documentation evidencing such amount paid to the Buyer. "PRO RATED RECEIVABLES" shall mean, with respect to all Contracts entered into by the Sellers in connection with the eWatch Business on and after November 24, 1999, the aggregate of the pro rata amount prepaid under each such Contract by the other party thereto for services that are required to be rendered pursuant to such Contract after the Closing Date.

         7.13 eWATCH SOFTWARE DOCUMENTATION. The Sellers shall have delivered to the Buyer machine-readable master-reproducible copies, reasonably complete technical documentation and/or user manuals for the most current releases or versions of eWatch Software used in connection with providing services to Subscribers and for all earlier releases or versions thereof currently being supported by the Sellers.

         7.14 DOCUMENTATION. All documentation and instruments necessary to give effect to the transaction contemplated hereby shall be satisfactory in form and substance to the Buyer.

         7.15 SELLERS' OBLIGATIONS. The Sellers shall have satisfied all outstanding financial obligations or commitments due and required to be performed at or prior to the Closing to employees of the Sellers that perform services for the eWatch Business.

         7.16 DUE DILIGENCE. The Buyer shall have completed its due diligence investigation of the business, properties, licenses, Contracts and financial condition of the eWatch Business, and shall be satisfied, as determined by the Buyer in its sole discretion, with the results of such investigation.

         7.17 OTHER DELIVERIES. The Sellers shall deliver or cause to be delivered such other documents and instruments as may reasonably be requested by the Buyer or its counsel to consummate the transactions contemplated hereby.

                                  ARTICLE VIII

                       CONDITIONS TO SELLERS' OBLIGATIONS

         All obligations of the Sellers under this Agreement are subject to the fulfillment, at the Closing Date, of each of the following conditions, any or all of which may be waived in whole or in part, at or prior to the Closing Date, by the Sellers in their sole discretion:

         8.1 REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Buyer contained in Article IV hereof shall be true in all material respects (i) as of the date of this Agreement, and (ii) at and as of the Closing Date as though such representations and warranties were made at and as of such time.

         8.2 COVENANTS. The Buyer shall have performed and complied in all material respects with all agreements and conditions on its part required by this Agreement to be performed or complied with prior to or at the Closing Date.

         8.3 OFFICER'S CERTIFICATE. The Sellers shall have received a certificate of an officer of the Buyer, dated the Closing Date, certifying to the fulfillment of the conditions specified in Sections 8.1 and 8.2 hereof.

         8.4 PURCHASE PRICE. The Purchase Price shall have been paid as set forth in Section 2.5.

         8.5 OPINION OF COUNSEL. The Sellers shall have received an opinion of counsel for the Buyer, dated the Closing Date, in the form annexed hereto as Exhibit C.

         8.6 INSTITUTION OF PROCEEDINGS; INJUNCTION. There shall not have been instituted by any Person (including any Governmental Authority) any Proceeding to restrain or invalidate the transactions contemplated by this Agreement or the Services Agreement, and there shall not be in effect any injunction or restraining order issued by a court of competent jurisdiction in a Proceeding against the consummation of the transactions contemplated by this Agreement or the Services Agreement.

         8.7 SERVICES AGREEMENT. The Sellers shall have received the Services Agreement, duly executed by the Buyer.

         8.8 OUTSTANDING RECEIVABLE.The Sellers shall have received at the Closing an amount equal to the accounts receivable on the books of eWatch due and payable by the Buyer to eWatch as set forth in the updated record described in Section 5.8.

         8.9 OTHER DELIVERIES. The Buyer shall deliver or cause to be delivered such other documents and instruments as may reasonably be requested by the Sellers or its counsel to consummate the transactions contemplated hereby.

                                   ARTICLE IX

                             POST-CLOSING COVENANTS

         9.1 FURTHER ASSURANCES. From and after the Closing Date, each party to this Agreement shall, at any time and from time to time, make, execute and deliver, or cause to be made, executed and delivered, such assignments, deeds, bills of sale, drafts, checks, returns, filings and other instruments, agreements, consents and assurances, and take or cause to be taken all such actions as counsel for the other party may reasonably request to effectuate the transactions contemplated by this Agreement. The Sellers shall cause their employees to cooperate reasonably with the Buyer as needed from and after the Closing Date to facilitate the transfer of the Assets and eWatch Business and shall make such employees reasonably available to answer questions relating to the Subscriber Agreements, Technology Licenses, Advertising Agreements, Reseller Agreements and other Contracts, Intellectual Property Rights and other Assets being transferred.

         9.2 PUBLIC ANNOUNCEMENTS. Except as provided in the next sentence or as required by law, the parties hereto shall not (and each party shall cause its directors, officers, employees and agents not to) issue or cause the publication of any press release or other public announcement with respect to the transactions contemplated by this Agreement prior to the Closing without the prior written consent of the other party hereto. On the Closing Date, the parties hereto shall prepare and issue a joint press release or make a joint public announcement. If any party hereto is required to make any public disclosure or filing with respect to the transactions contemplated by this Agreement by applicable law or pursuant to the rules or regulations of, any securities exchange on which the securities of such party or any of its Affiliates are listed or traded, such party shall use reasonable efforts to give the other party prior notice of such disclosure and, to the extent confidential treatment of such information is available, to use reasonable efforts to obtain such treatment.

         9.3 NONCOMPETITION; NONSOLICITATION. Each Seller covenants and agrees that for a period of two years after the Closing Date (the "NON-COMPETE PERIOD"), it shall not, and shall cause all of its Affiliates or other entities of which such Seller otherwise exercises management control not to:

         (a) Directly or indirectly, Compete (as defined herein) with the Buyer or any of its Affiliates. "COMPETE" or "COMPETING" means (i) managing, supervising, or otherwise participating in a management or sales capacity; or
(ii) otherwise managing, operating, controlling, participating in the ownership, management, or control of, or being connected with or having any interest in, as a stockholder, agent, partner, member, lender, consultant, advisor or otherwise, any business or Person that provides goods, products or services competitive with those provided by the eWatch Business and contemplated by the Sellers to be part of the eWatch Business, except that this covenant not to compete does not apply to any relationship between Wavo and a third party unrelated to the business of providing goods, products or services competitive with those provided by the eWatch Business; or (iii) entering into or attempting to enter into any business substantially competitive to the eWatch Business, either alone or with any other Person. For the purpose of this Section 9.3(a), the words "DIRECTLY OR INDIRECTLY," as they modify the word "COMPETE" or "COMPETING" mean
(i) participating as an owner, partner,
limited partner, joint venturer, member, creditor, or shareholder (except as expressly permitted herein) in any Competing Person; (ii) acting as an agent, representative or consultant of any Competing Person; or (iii) communicating to any Competing Person the names or addresses or any other information concerning any past, present or identified prospective client or customer or any other confidential information of the Buyer or the eWatch Business.

(b) Directly or indirectly, go into business with any Buyer employee or solicit, induce or recruit any Buyer employee to leave the employ of the Buyer. "BUYER EMPLOYEE" means (i) any employee of the Buyer or any of its Affiliates during the Non-Compete Period; or (ii) any former employee of the Buyer or any of its Affiliates whose employment with the Buyer or any of its Affiliates ceased less than one (1) year before the date of such co-venturing, solicitation, inducement or recruitment.

(c) Call on, solicit, take away, accept as a client, customer, or Prospective Customer, or attempt to call on, solicit, take away, or accept as a client, customer, or Prospective Customer, any Person that (i) is a client, customer or Prospective Customer of the Buyer or any of its affiliates or (ii) was a client, customer or Prospective Customer of the eWatch Business at any time within the one year period immediately preceding the date hereof, except that this provision does not prevent Wavo from working with any existing or future customers for the purpose of providing services unrelated to the eWatch Business. For purposes of this subsection (c), "PROSPECTIVE CUSTOMER" means any Person that either Seller has knowledge that the Buyer or any of its affiliates or the representatives of the eWatch Business prior to the date hereof have contacted, or have developed a strategy or plan to contact, for the purpose of acquiring such person or entity as a client or customer.

(d) The parties acknowledge that the time, scope, geographic area and other provisions of this Section 9.3 have been specifically negotiated by sophisticated commercial parties and agree that all such provisions are reasonable under the circumstances of the transactions contemplated by this Agreement. If any portion of this Section 9.3 shall be determined to be invalid or unenforceable as written, each such portion shall be enforced to the extent reasonable under the circumstances and such determination shall not affect the validity or enforceability of the balance hereof, and such balance shall remain in full force and effect. It is understood that the Sellers are entering into this non-competition and non-solicitation agreement in order to induce the Buyer to enter into this Agreement. The Sellers agree that any breach by the Sellers of the covenants in this Section 9.3 shall cause irreparable harm that cannot be reasonably or adequately compensated for in damages in an action at law, and that, in addition to any other remedies the Buyer may have, the Buyer shall be entitled to injunctive relief to enforce the provisions of this Section 9.3.

9.4 ACCESS TO BOOKS AND RECORDS. (a) The Sellers covenant and agree that from and after the Closing Date the directors, officers, employees and representatives of the Buyer will be permitted access, on reasonable prior notice, during usual business hours, and as often as may be reasonably requested, to, and will be permitted to make copies of and extracts from the Sellers' books and records to the extent such books and records are not included in the Assets but relate to the eWatch Business.

         (b) The Buyer agrees that during the Earn Out period and three months thereafter the directors, officers, employees and representatives of the Sellers will be permitted access, on reasonable prior notice, during usual business hours to review the Buyer's books and records solely for purposes of verifying the calculation of the Earn Out.

9.5 CONFIDENTIALITY. Each party will hold, and will use its best efforts to cause its Affiliates, officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law, all proprietary or confidential documents and information concerning the other party and in the case of the Buyer, the eWatch Business (including any such documents and information provided by the Buyer to the Sellers after the Closing
Date), and will not use and will use their best efforts to cause their officers, directors, employees, consultants, advisors and agents not to use, any such proprietary or confidential documents or information for any purpose whatsoever, except to the extent that such information can be shown to have been in the public domain through no fault of the disclosing party. Notwithstanding the foregoing, any information obtained by either party pursuant to the terms of this Agreement shall be deemed to be confidential information of such party for purposes of the obligations of the parties under this Section 9.5.

9.6 VESTING OF OPTIONS. Wavo covenants and agrees that it will permit the exercise of options to purchase Wavo common stock held by each employee of the Sellers as of the Closing Date that becomes an employee of the Buyer within five
(5) Business Days following the Closing Date (except James M. Alexander and Charles T. Lukaszewski) in accordance with the respective option agreements and incentive plan relating thereto so long as such employees continue to be employed by the Buyer; provided that Mr. Lukaszewski's option dated November 20, 1999 to purchase a total of 10,436 shares of Wavo's common stock shall remain exercisable in accordance with its terms notwithstanding any termination of his employment by the Sellers or the Buyer. In the event the employment of such an employee is terminated, options to purchase Wavo common stock held by such employee must be exercised within thirty (30) days of such termination; otherwise such options to purchase Wavo common stock shall expire. The Buyer shall provide the Sellers a list in writing on or prior to the Closing Date of all employees of the Sellers to which the Buyer intends to offer employment. The parties agree that the Buyer is not obligated to retain each employee of the Sellers as of the date hereof that becomes an employee of the Buyer following the Closing Date for a specific period of time to enable such employees to exercise such options to purchase Wavo's common stock. The parties agree that the Buyer is not prevented from operating its business in the ordinary course including the termination of its employees with or without cause, except as may be limited by employment agreements with Messrs. Alexander and Lukaszewski. The parties agree that the Buyer shall inform the Sellers of each such termination by notice to the Sellers within five (5) Business Days after such former eWatch employee ceases to be employed by the Buyer.

                                   ARTICLE X

                                  TERMINATION

10.1 TERMINATION. This Agreement may be terminated at any time prior to the Closing Date:

(a) By mutual consent of the Buyer and the Sellers;

(b) By the Buyer, if there has been a material violation or breach by either Seller of any agreement, representation, warranty, or condition contained in this Agreement not cured to the reasonable satisfaction of the Buyer prior to the Closing Date;

(c) By the Sellers, if there has been a material violation or breach by the Buyer of any agreement, representation, warranty, or condition contained in this Agreement not cured to the reasonable satisfaction of the Sellers prior to the Closing Date; or

(d) By the Sellers or the Buyer, if the Closing has not been consummated on or prior to January 31, 2000, other than by reason of a material violation or breach of any agreement, representation, warranty, or condition contained in this Agreement by the party electing to terminate.

10.2 NO WAIVER. Neither the Closing nor any termination of this Agreement pursuant to Section 10.1 shall be deemed to constitute a release or waiver by either party of any claim against the other party based on any breach by such party of its agreements, representations and warranties contained herein.

                                   ARTICLE XI

                                 INDEMNIFICATION

11.1 SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS. Except as otherwise specifically set forth herein, the representations, warranties and covenants of each party pursuant to this Agreement shall survive the Closing and shall expire eighteen (18) months after the Closing Date; provided, however, that if, at any time prior to such time, any party seeking indemnification under this Section 11 (an "INDEMNIFIED PARTY") (acting in good faith) delivers to the party from whom such indemnification is sought (an "INDEMNIFYING PARTY") a written notice alleging the existence of a breach of any of the representations and warranties made by the Indemnifying Party or a breach of any covenant contained herein (and setting forth in reasonable detail the basis for such Indemnified Party's belief that such a breach may exist) and asserting a claim for recovery under Section
11.2 or Section 11.3, whichever is applicable, based on such alleged breach, then the claim asserted in such notice shall survive the expiration date of the applicable representation, warranty or covenant until such time as such claim is fully and finally resolved.

11.2 BY SELLERS. The Sellers agree to indemnify and hold harmless the Buyer, its current and future Affiliates, directors, officers, employees, consultants and agents and their respective successors and assigns (collectively, the "BUYER INDEMNITEES") from and against, and to reimburse the Buyer Indemnitees on demand with respect to, any and all loss, damage, liability, claims, cost and expense, including reasonable attorneys' and accountants' fees (collectively, "CLAIMS"), incurred by the Buyer Indemnitees by reason of or arising out of or in connection with (i) any Excluded Asset, (ii) the breach by Seller or Sellers of any representation or warranty contained in Article III hereof or in any certificate or other document delivered to the Buyer pursuant to the provisions of this Agreement, (iii) the failure of either Seller to perform







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
any act required under this Agreement or the Services Agreement, (iv) a Claim by any third party with respect to any liability, obligation, Contract, other commitment or state of facts which constitutes a breach of any representation or warranty contained in Article III hereof or in any certificate or other document delivered by or on behalf of the Sellers to the Buyer pursuant to the provisions of this Agreement, (v) any liability or obligation of the Sellers or any of their Affiliates that is not an Assumed Liability, including, without limitation, all those liabilities and obligations set forth in Sections 2.3(a) through (g) hereof, (vi) any Claim by any employee of the Sellers (including James M. Alexander and Charles T. Lukaszewski) that relates to the eWatch Business and relates to actions occurring prior to the Closing Date including, without limitation, in the event the Buyer is a party to a Claim relating to or arising out of the grant and/or exercise of options to purchase Wavo's common stock as described in Section 9.6 (whether or not such actions arising out of such grant and/or exercise of options occurred prior to or after the Closing
Date), (vii) any Claim made in connection with Wavo's acquisition of the eWatch Business and the stock of eWatch on or about November 10, 1998, including without limitation, any Claim made under the documents pursuant to which such acquisition was consummated, any Claim made under or relating to any options or other securities issued or granted in connection with such acquisition and any Claim made pursuant to that certain Agreement and Plan of Reorganization referred to in Section 17 of the Employment Agreements referred to in Section
7.11 hereof, or (viii) any breach by the Sellers of the agreements set forth on
Schedule 3.4, or the agreements set forth on Schedule 3.3 the consents to which shall not be obtained by the Sellers on or prior to the Closing Date, caused by either Seller's execution of and delivery and performance under this Agreement or the Services Agreement. The Buyer agrees to give prompt notice to the Sellers of any Claim for which the Buyer seeks indemnification hereunder, which notice shall include a reasonably detailed description of such Claim. The Sellers shall have the right, but not the obligation, at its or their sole expense to control and assume the defense of a Claim by any third party with counsel reasonably satisfactory to the Buyer and to compromise or settle any such matter, provided that such compromise or settlement entirely and unconditionally releases the Buyer from all liability with respect thereto and provided that the Sellers shall not settle or compromise non-monetary Claims without the prior written consent of the Buyer. If the Sellers assume the defense of the Buyer, the Buyer shall have the right to participate in such defense but only at its expense and the Sellers shall not be obligated to pay the Buyer's cost and expense, including the cost and expense of attorneys' fees incurred after such assumption. If the Sellers do not assume the defense of such matter within a reasonable time after notice thereof, or in the event of a conflict of interest between the parties, the Buyer may defend, settle or compromise such matter at the Sellers' cost and expense (if indemnification is finally determined to be due pursuant to this Section 11.2), including the cost and expense of reasonable attorneys' fees in connection with such contest, defense, settlement or compromise. Any amounts owed to the Buyer pursuant to this Section 11.2 shall be reimbursed to the Buyer by the Sellers within five (5) Business Days after notice by the Buyer, furnished pursuant to Section 12.2, of such amounts, and if not so reimbursed, such amounts may, at the Buyer's election, be offset as provided in Section 2.10, including against any amounts owing by Buyer to Seller in connection with the payment of the Earn Out.

11.3 BY BUYER. The Buyer agrees to indemnify and hold harmless the Sellers, their respective current and future Affiliates, directors, officers, employees, consultants and agents and their respective successors and assigns (collectively, the "SELLER INDEMNITEES") from and against, and to reimburse the Seller Indemnitees with respect to, any and all Claims against the Seller Indemnitees by reason of or arising out of or in connection with (i) the breach by Buyer of any representation or warranty contained in Article IV hereof, or any certificate or other document delivered by the Buyer to the Sellers under this Agreement, (ii) the failure of the Buyer to perform any act required under this Agreement, (iii) a Claim by any third party with respect to any liability, obligation, Contract, other commitment or state of facts which constitutes a breach of any representation or warranty contained in said Article IV or in any certificate or other document delivered by or on behalf of the Buyer to the Sellers pursuant to the provisions of this Agreement or (iv) any Assumed Liability. The Sellers agree to give prompt notice to the Buyer of any Claim for which the Sellers seek indemnification hereunder, which notice shall include a reasonably detailed description of such Claim. The Buyer shall have the right, but not the obligation, at its sole expense, to control and assume the defense of a Claim by any third party with counsel reasonably satisfactory to the Sellers and to compromise or settle any such matter, provided that such compromise or settlement entirely and unconditionally releases the Sellers from all liability with respect thereto and provided that the Buyer shall not settle or compromise non-monetary Claims without the prior written consent of the Sellers. If the Buyer assumes the defense of the Sellers, the Sellers shall have the right to participate in such defense but only at their expense and the Buyer shall not be obligated to pay the Sellers' costs and expenses, including the costs and expenses of attorneys' fees incurred after such assumption. If the Buyer does not assume the defense of such matter within a reasonable time after notice thereof, or in the event of a conflict of interest between the parties, the Sellers may defend, settle or compromise such matter at the Buyer's cost and expense (if indemnification is finally determined to be due pursuant to this Section 11.3), including the cost and expense of reasonable attorneys' fees in connection with such contest, defense, settlement or compromise. Any amounts owed to the Sellers pursuant to this Section 11.3 shall be reimbursed to the Sellers within five (5) Business Days after notice by the Sellers, furnished pursuant to Section 12.2, of such amounts.

11.4 LIMITATION ON INDEMNIFICATION. The parties agree that in no event shall either the Sellers' or the Buyer's liability in the aggregate pursuant to
Section 11.2 or Section 11.3 exceed the Purchase Price, assumed trade payables, assumed accrued expenses (including payroll expenses), plus the Earn Out.

11.5 EXCLUSIVITY OF INDEMNIFICATION REMEDIES. The Buyer and the Sellers shall have no claim or cause of action, whether in contract, tort, under statute or otherwise, for monetary damages arising out of, or relating to, this Agreement apart from the right to indemnification pursuant to this Section 11 other than claims or causes of action based on fraud.

                                  ARTICLE XII

                                 MISCELLANEOUS

12.1 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. Notwithstanding any right of any party hereto to investigate the affairs of any of the parties hereto and notwithstanding any knowledge of facts determined or determinable by any party hereto pursuant to such investigation or right of investigation or otherwise acquired or learned by any of the parties hereto, each of the parties shall have the right to rely fully upon the representations, warranties, covenants and agreements of the other party hereto contained in this Agreement and to pursue all rights and remedies in connection therewith. Except as otherwise specifically set forth herein, all representations, warranties, covenants and agreements made herein shall survive the Closing and shall expire eighteen (18) months after the Closing Date.

12.2 NOTICES. All communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given if (i) delivered personally with receipt acknowledged, (ii) sent by registered or certified mail, return receipt requested, (iii) sent by telecopy with confirmation or (iv) sent by recognized commercial overnight courier for next Business Day delivery, addressed to the parties at the following addresses and facsimile numbers or to such other addresses or facsimile numbers as any party shall hereafter specify by communication to the other parties in the manner provided herein:

           If to the Sellers:  Wavo Corporation
                               3131 E. Camelback Road, Suite 320
                               Phoenix, Arizona 85016
                               Attn: Chief Executive Officer and General Counsel
                               Tel:   602-952-5500
                               Fax:  602-952-5517

           With a copy to:     Snell & Wilmer LLP
                               One Arizona Center
                               Phoenix, Arizona 85004
                               Attn:  Steven D. Pidgeon
                               Tel:     602-382-6252
                               Fax:     602-382-6070

             If to Buyer:      PRNnet
                               c/o PR Newswire Association
                               810 Seventh Avenue, 35th Floor
                               New York, New York  10019
                               Attn: Mr. Christopher Pederson
                                        Senior Vice President, New Ventures
                               Tel:   212-596-1530
                               Fax:   212-957- 2766

             With a copy to:   PR Newswire Association
                               810 Seventh Avenue, 35th Floor
                               New York, New York  10019
                               Attn: Mr. Ian Capps
                                        Chief Executive Officer
                               Tel:   212-596-1510
                               Fax:   212-596-1516

             and:              Rosenman & Colin LLP
                               575 Madison Avenue
                               New York, New York 10022
                               Attn:  Howard Schneider, Esq.



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
                               Tel:   212-940-8787
                               Fax:   212-940-7079


Notice of change of address shall be deemed given when actually received or upon refusal to accept delivery thereof; all other communications shall be deemed to have been given, received and dated on the earlier of: (i) when actually received or upon refusal to accept delivery thereof, (ii) on the date when delivered personally or via telecopy, (iii) one (1) Business Day after being sent by overnight courier and (iv) four (4) Business Days after mailing, as aforesaid.

12.3 SEVERABILITY. In case any one or more of the provisions contained in this Agreement shall be invalid or unenforceable in any respect, the validity and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby and shall be valid and enforceable to the fullest extent permitted by law.

12.4 INTERPRETATION, ARBITRATION. (a) This Agreement shall be interpreted and construed in accordance with the laws of the State of New York without giving effect to the principles of conflicts of laws thereof. Subject to Section 12.4(b), any controversy or claim arising out of or relating to this Agreement or any modification or extension thereof shall be settled by arbitration in accordance with the following provisions. The arbitration shall be through and under the commercial arbitration rules of the American Arbitration Association ("AAA") and shall be conducted in Chicago, Illinois before a panel of three arbitrators (the "ARBITRATORS"). Either party may give written notice to the other of its desire to arbitrate, specifying the matter to be arbitrated. If, within fifteen (15) days of the receipt of such written notice, the Sellers on the one hand, and the Buyer on the other, cannot agree on two arbitrators, then either such party on behalf of both and on notice to the other, may request appointment of two arbitrators (or if such parties have agreed on one arbitrator, request the appointment of the second arbitrator) by the AAA (or any successor organization thereto) in accordance with its rules then prevailing or, if the AAA shall fail to appoint such arbitrators within a further thirty (30) days, either such party, on notice to the other, may apply for such appointment to a court of competent jurisdiction in Chicago, Illinois. The two arbitrators shall agree upon a third arbitrator, or if they are unable to so agree within ten (10) days, the third arbitrator shall be chosen in the manner set forth above. The decision and direction of the Arbitrators with respect to the controversy shall be specified and shall be delivered to the parties in writing to the addresses set forth in Section 12.2 and such decision shall be final and binding upon the parties hereto. The Arbitrators will be bound by the substantive law of the State of New York but will not be bound by the rules of procedure customary in courts of law. The parties consent to the jurisdiction of the State and Federal District Courts in and for Chicago, Illinois, for all purposes in connection with arbitration, including the entry of judgment on any award; and consent that any process, notice of motion or other application to either of said courts, and any papers in connection with arbitration, may be served by registered or certified mail, return receipt requested, by personal service, or in such other manner as may be permissible under the rules of the applicable court or arbitration tribunal, provided a reasonable time for appearance is allowed. The Arbitrators shall have no power to alter or modify any express provision of this Agreement or to render an award which has the effect of altering or modifying any express provision hereof. The costs of any arbitration shall be borne equally by the parties thereto except as the Arbitrators may otherwise determine. The execution of this Agreement shall constitute an execution of an arbitration agreement as well.





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
         (b) With respect to controversies arising from Section 9.3, the parties hereby irrevocably submit to the non-exclusive jurisdiction of the courts of the State of New York, sitting in New York County, and the courts of the United States for the Southern District of New York. Each party irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court, any claim that any such suit, action or proceeding brought in such a court has been brought in an inconvenient forum and the right to object, with respect to any such suit, action or proceeding brought in any such court, that such court does not have jurisdiction over such party. In any such suit, action or proceeding, each party waives, to the fullest extent it may effectively do so, personal service of any summons, complaint or other process and agrees that the service thereof may be made by certified or registered mail, addressed to such party at its address set forth in Section 12.2. EACH PARTY IRREVOCABLY WAIVES ITS RIGHT TO A JURY TRIAL IN ANY SUCH SUIT, ACTION OR PROCEEDING.

         12.5 ENTIRE AGREEMENT. The parties hereto agree that all understandings and agreements heretofore made between them with respect to the subject matter hereof are merged in this Agreement, which fully and completely expresses their agreement with respect to the subject matter hereof. There are no promises, agreements, conditions, understandings, warranties, or representations, oral or written, express or implied, among the parties hereto, other than as set forth in this Agreement. All prior agreements among the parties with respect to the subject matter hereof are superseded by this Agreement, which integrates all promises, agreements, conditions and understandings among the parties with respect to the Assets.

         12.6 TERMINATION, REVOCATION, WAIVER, MODIFICATION OR AMENDMENT. No termination, revocation, waiver, modification or amendment of this Agreement shall be binding unless agreed to in writing and signed by an authorized officer of each of the parties hereto.

         12.7 COUNTERPARTS; EFFECTIVE DATE. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which shall constitute one agreement. The signature of any party to a counterpart shall be deemed to be a signature to, and may be appended to, any other counterpart. This Agreement is dated and shall be effective among the parties as of the date first above written.

         12.8 ASSIGNABILITY. This Agreement shall not be assignable by any party hereto without the prior written consent of the other party hereto, provided that the Buyer may assign its rights under this Agreement, in whole or in part, to any Affiliate, so long as the Buyer remains jointly and severally liable with such assignee for its obligations hereunder.

         12.9 BINDING EFFECT. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and permitted assigns.

         12.10 WAIVER. No consent or waiver, express or implied, by any party hereto to or of any breach or default by any other party in the performance by any other party of its obligations hereunder shall be deemed or construed to be a consent to or waiver of any other breach or default in the performance by such other party of the same or any other obligation of such party hereunder. Failure on the part of a party to complain of any act or failure to act of any other party or to declare such other party in default, irrespective of how long such failure continues, shall not constitute a waiver by such party of its rights hereunder.

         12.11 ADDITIONAL REMEDIES. The rights and remedies of any party hereto under this Agreement shall not be mutually exclusive. The respective rights and obligations hereunder shall be enforceable by specific performance, injunction or other equitable remedy, but nothing herein contained is intended to, nor shall it limit or affect, any other rights in equity or any rights at law or by statute or otherwise of any party aggrieved as against the other for breach or threatened breach of any provision hereof, it being the intention of this
Section 12.11 to make clear the agreement of the parties hereto that their respective rights and obligations hereunder shall be enforceable in equity as well as at law or otherwise.

         12.12 EXPENSES. Each of the parties hereto shall pay the fees and expenses incurred by it in connection with the negotiation, preparation, execution and performance of this Agreement, including, without limitation, attorneys' fees and accountants' fees. The Sellers shall pay all income, capital gains, franchise or other Taxes, together with any fees or other charges, imposed on it in respect of the transfer of the Assets to the Buyer.

         12.13 NO RELIANCE BY THIRD PARTIES. The provisions of this Agreement are not for the benefit of any creditor or other Person other than the parties hereto, and no creditor or Person other than the parties hereto shall obtain any rights under this Agreement or by reason of this Agreement.

         12.14 HEADINGS. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.







                            [SIGNATURE PAGE FOLLOWS]

         IN WITNESS WHEREOF, the undersigned have duly executed this Agreement, or have caused this Agreement to be duly executed on their behalf, as of the day and year first hereinabove set forth.


                                 WAVO CORPORATION



                                 By:
                                    -------------------------------------------
                                      Name:  Kenneth D. Swenson
                                      Title: Executive Vice President and Chief
                                             Financial Officer


                                 eWATCH, INC.



                                 By:
                                    -------------------------------------------
                                      Name:  Kenneth D. Swenson
                                      Title: Treasurer


                                 PRNNET



                                 By:
                                    -------------------------------------------
                                      Name:  Ian Capps
                                      Title: Attorney - In - Fact




                [SIGNATURE PAGE TO THE ASSET PURCHASE AGREEMENT]




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